Exhibit 99.2

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

January 29, 2018
FOR IMMEDIATE RELEASE
Company Contact
Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. APPOINTS PATRICK J. MOORE
AS VICE CHAIRMAN OF THE BOARD OF DIRECTORS

St. Louis, Missouri, January 29, 2018 - Energizer Holdings, Inc. (NYSE: ENR) announced today the appointment of Patrick J. Moore as Vice Chairman of the Board of Directors, effective immediately.

Mr. Moore, 63, has served on Energizer’s Board of Directors since July 2015, and serves as chair of the Board’s Audit Committee. Mr. Moore is President and Chief Executive Officer of PJM Advisors, LLC, a private equity investment and advisory firm. Prior to PJM, Mr. Moore served as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation, a leader in integrated containerboard and corrugated package products and paper recycling, from 2002 to 2011 upon its acquisition by RockTenn Company.

“Our Board of Directors has greatly benefitted from Pat’s contributions as a Board member and chair of the Audit Committee, and our Board will continue to benefit from the considerable operational experience and financial expertise he brings to his role as Vice Chairman,” said Pat Mulcahy, Chairman of the Board at Energizer.

About Energizer Holdings, Inc.

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world’s largest manufacturers of primary batteries and portable lighting products and is anchored by its two globally recognized brands Energizer® and Eveready®. Energizer is also a leading designer and marketer of automotive fragrance and appearance products from recognized brands such as Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL® and Eagle One®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.
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